Exhibit 5.1

Squire Patton Boggs (US) LLP
221 E. Fourth St., Suite 2900
Cincinnati, Ohio 45202

O +1 513 361 1200
F +1 513 361 1201
squirepattonboggs.com

October 25, 2016
Kimball Electronics, Inc.
1205 Kimball Boulevard, Jasper, IN 47546

Ladies and Gentlemen:
We have acted as special counsel to Kimball Electronics, Inc., an Indiana corporation (the “Company”), and are delivering this opinion in connection with the Registration Statement on Form S-8 of the Company (together with all exhibits thereto, the “Registration Statement”) being filed with the Securities and Exchange Commission on the date hereof, relating to the registration by the Company of 1,000,000 shares (“Plan Shares”) of common stock, no par value, of the Company, authorized for issuance pursuant to the Non-Employee Directors Stock Compensation Deferral Plan (the “Plan”).
In connection with this opinion, we have examined copies (in each case signed, certified or otherwise proven to our satisfaction to be genuine) of the Registration Statement, the Amended and Restated Articles of Incorporation of the Company, the Amended and Restated Bylaws of the Company, minutes and other instruments evidencing actions taken by its directors, and the Plan and have examined such other documents and certificates as we have deemed necessary or appropriate for purposes of this opinion. With respect to such examination, we have assumed the genuineness of all signatures on all documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as copies and the due execution and delivery of all documents by the parties thereto. We have also considered such legal matters as we have deemed necessary and relevant as the basis for this opinion. Insofar as this opinion relates to Plan Shares to be issued in the future, we have assumed that all applicable laws, rules and regulations in effect at the time of issuance are the same as such laws, rules and regulations in effect as of the date hereof and that there will be available at the time of the issuance of the Plan Shares a sufficient number of authorized and unissued shares of common stock of the Company.

Squire Patton Boggs (US) LLP
October 25, 2016

Based upon and subject to the foregoing, and subject to the qualifications set forth below, we are of the opinion that the Plan Shares under the Plan have been duly authorized for issuance and when issued, delivered and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.
The opinions set forth herein are rendered as of the date hereof and are limited to the current internal laws of the State of Indiana (without giving any effect to the conflict of law principles thereof). We have not considered, and express no opinion on, the laws of any other jurisdiction.
We hereby consent to the reference to our firm wherever appearing in the Registration Statement and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.
This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except as expressly provided in the preceding paragraph. This opinion is given as of the effective date of the Registration Statement, and we assume no obligation to update or supplement the opinions contained herein to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.
Very truly yours,
/s/ Squire Patton Boggs (US) LLP
Squire Patton Boggs (US) LLP